Exhibit 99.1

Zion Oil Issues Units in Third and Final Closing of Follow-on Offering

Dallas, Texas and Caesarea, Israel – January 21, 2009 – Zion Oil & Gas, Inc. (NYSE Alternext US: ZN) announced today that the company will issue 249,039 units in the third and final closing of Zion’s follow-on offering. Each unit consists of one share of Zion stock and one warrant to purchase one share of Zion stock. The units were issued at $10 per unit and the amount raised in this closing was $2,490,390, of which $2,364,640 was for cash, $120,000 was for debt conversion of deferred salary due to two officers of Zion and $5,750 was in settlement of fees due to two service providers.

In the initial and second closings of this offering, held on October 24 and December 2 2008, Zion issued 417,204 units, raising gross proceeds of $4,172,040.

In total, Zion raised from its follow-on offering, which ended on January 9, 2009, gross proceeds of $6,663,430, of which $6,417,680 was for cash, $240,000 was debt conversion related to the deferred salary due to two officers of Zion and $5,750 was in settlement of fees due to two service providers. In respect of the total amount raised, Zion issued 666,343 Units

Zion's Chief Executive Officer, Richard Rinberg, said today, " With the funds raised in this offering, we now eagerly await the arrival of the 2,000 horsepower drilling rig and the drilling of Zion’s second well, on our Joseph License, to the Triassic Formation (down to a depth of 15,400 feet) and then, we plan, to the Permian Formation (down to a depth below 18,000 feet)."

Zion’s common stock trades on the NYSE Alternext US under the symbol “ZN”. On February 9, 2009, each unit will separate into its component share and warrant, and each of the shares and the warrants will trade separately, with the warrant trading under the symbol “ZN.WS”.

Zion Oil & Gas, Inc., a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Tel-Aviv and Haifa. It currently holds two petroleum exploration licenses, the Joseph and Asher-Menashe Licenses, between Netanya on the south and Haifa on the north, covering a total of approximately 162,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, potential results thereof and plans contingent thereon, including the importation of a drilling rig into Israel and the granting of various required permits, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Brittany Russell
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(1) 214-221-4610
Email: dallas@zionoil.com